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                          SUBSCRIPTION AGENT AGREEMENT

                   This Subscription Agent Agreement (the "Agreement") is made as of _____________, 1996 between The Czech Republic Fund, Inc., a Maryland corporation (the "Fund") and State Street Bank and Trust Company, a national banking association, as subscription agent (the "Subscription Agent"). All terms not defined herein shall have the meaning given in the prospectus (the "Prospectus") included in the Registration Statement on Form N-2 (File Nos. 33-63377 and 811-8878) filed by the Fund with the Securities and Exchange Commission on September 12, 1995, as amended by any amendment filed with respect thereto (the "Registration Statement").

                   WHEREAS, the Fund proposes to make a subscription offer by issuing certificates or other evidences of subscription rights, in the form designated by the Fund (the "Subscription Certificates"), to stockholders of record (the "Stockholders") of its common stock, par value $.001 per share ("Common Stock"), as of a record date specified by the Fund (the "Record Date"), pursuant to which each Stockholder will have certain rights (the "Rights") to subscribe for shares of Common Stock (the "Shares"), as described in and upon such terms as are set forth in the Prospectus, a final copy of which has been or, upon availability promptly will be, delivered to the Subscription Agent; and

                   WHEREAS, the Fund wishes the Subscription Agent to perform certain acts on behalf of the Fund, and the Subscription Agent is willing to perform such acts, in connection with the distribution of the Subscription Certificates and the issuance and exercise of the Rights to subscribe therein set forth, all upon the terms and conditions set forth herein;

                   NOW, THEREFORE, in consideration of the foregoing and of the mutual agreements set forth herein, the parties agree as follows:

1.  Appointment.

                   The Fund hereby appoints and authorizes the Subscription Agent to act as subscription agent in connection with the distribution of Subscription Certificates and the issuance and exercise of the Rights in accordance with the terms set forth in this Agreement, and the Subscription Agent hereby accepts such appointment.

2.  Form and Execution of Subscription Certificates.

                   (a) Each Subscription Certificate shall be irrevocable and fully transferable. The Subscription Agent shall, in its capacity as Transfer Agent of the Fund, maintain a register of Subscription Certificates and the holders of record thereof (the "Rights Holders"). Each Subscription Certificate shall, subject
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to the provisions thereof, entitle each Rights Holder to the following:

                   (1) The right to acquire during the Subscription Period, at the Subscription Price, one Share for every three Rights held (the "Primary Subscription"); and

                   (2) The right to subscribe for additional Shares, subject to the availability of such Shares and to the allotment of such Shares as may be available among Rights Holders who exercise over-subscription Rights on the basis specified in the Prospectus (the "Over-Subscription Privilege").

3.  Rights and Issuance of Subscription Certificates.

                   (a) Each Subscription Certificate shall evidence the Rights of the Stockholder therein named to purchase Shares upon the terms and conditions therein and herein set forth.

                   (b) Upon the written advice of the Fund, signed by any of its duly authorized officers, the Subscription Agent will, from a list of the Fund's Stockholders, which list will be compiled by the Subscription Agent in its capacity as Transfer Agent of the Fund, prepare and record Subscription Certificates in the names of the Stockholders, setting forth the number of Rights to subscribe for the Shares calculated on the basis of one Right for each share of Common Stock recorded on the books of the Fund in the name of each such Stockholder as of the Record Date. The number of Rights that are issued to Stockholders will be rounded up, by the Subscription Agent, to the nearest whole number of Rights evenly divisible by three. In the case of shares of Common Stock held of record by Cede & Co., as nominee for The Depository Trust Company, or by any other depository or nominee (a "Nominee Holder"), the number of Rights issued to such Nominee Holder will be adjusted, by the Subscription Agent, to permit rounding up (to the nearest whole number of Rights evenly divisible by three) of the number of Rights to be received by beneficial holders for whom the Nominee Holder is the holder of record only if the Nominee Holder provides to the Subscription Agent on or before the close of business on the fifth business day prior to the Expiration Date written representation of the number of Rights required for such rounding. Each Subscription Certificate shall be dated as of the Record Date and shall be executed manually or by facsimile signature of a duly authorized officer of the Fund. No Subscription Certificate shall be valid for any purpose unless so executed. Should any officer of the Fund whose signature has been placed upon any Subscription Certificate cease to hold such office at any time thereafter, such event shall have no effect on the validity of such Subscription Certificate.

                   (c) Upon the written advice of the Fund, signed as by any of its duly authorized officers, as to the effective date of
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the Registration Statement, the Subscription Agent shall promptly countersign and deliver the Subscription Certificates, together with a copy of the Prospectus and any other document as the Fund deems necessary or appropriate, to all Stockholders with record addresses in the United States (including its territories and possessions and the District of Columbia). Delivery shall be by first class mail (without registration or insurance). The Subscription Agent will mail a copy of the Prospectus, a special notice and other documents as the Fund deems necessary or appropriate, if any, but not Subscription Certificates, to Stockholders whose record addresses are outside the United States (including its territories and possessions and the District of Columbia) ("Foreign Stockholders"). Delivery to Foreign Stockholders shall be by air mail (without registration or insurance) or for those Foreign Stockholders having APO or FPO addresses, by first class mail (without registration or insurance).

                   (d) The Subscription Agent shall hold the Rights issued by the Fund to Foreign Stockholders for such Foreign Stockholders' accounts until instructions are received to exercise, sell or transfer the Rights. If no instructions have been received by 12:00 Noon, New York City time, three Business Days prior to the Expiration Date, the Subscription Agent will use its best efforts to sell the Rights of those registered Foreign Stockholders through or to the Dealer Manager in accordance with Section 5(b) hereof. The proceeds net of commissions, if any, from the sale of those Rights will be remitted to the Foreign Stockholders.

4.  Exercise.

                   (a) Exercising Rights Holders may acquire Shares in the Primary Subscription and pursuant to the Over-Subscription Privilege by delivering to the Subscription Agent as specified in the Prospectus (i) the Subscription Certificate, duly executed by such Exercising Rights Holder in accordance with and as provided by the terms and conditions of the Subscription Certificate, together with (ii) the purchase price of $_____ for each Share subscribed for by exercise of such Rights, in U.S. dollars by money order or check drawn on a bank located in the United States, in each case payable to the order of the Fund.

                   (b) Rights may be exercised at any time after the date of issuance of the Subscription Certificates with respect thereto, but no later than 5:00 P.M. New York City time, on the Expiration Date. For the purpose of determining the time of the exercise of any Rights, delivery of any material to the Subscription Agent shall be deemed to occur when such materials are received at the address of the Subscription Agent as specified in the Prospectus.

                   (c) Notwithstanding the provisions of Section 4(a) and 4(b) hereof regarding delivery of an executed Subscription
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Certificate to the Subscription Agent prior to 5:00 p.m. New York City time on the Expiration Date, if prior to such time the Subscription Agent receives a Notice of Guaranteed Delivery by facsimile (telecopy) or otherwise from a bank, a trust company or a New York Stock Exchange member guaranteeing delivery of (i) payment of the full Subscription Price for the Shares subscribed for in the Primary Subscription and any additional Shares subscribed for pursuant to the Over-Subscription Privilege, and (ii) a properly completed and executed Subscription Certificate, then such exercise of Rights in the Primary Subscription and pursuant to the Over-Subscription Privilege shall be regarded as timely, subject, however, to receipt of the duly executed Subscription Certificate and full payment for the Shares by the Subscription Agent within three Business Days after the Expiration Date (the "Protect Period").

                   (d) Within seven Business Days following the end of the Protect Period, the Subscription Agent shall send to each Exercising Rights Holder (or, if shares of Common Stock on the Record Date are held by a Nominee Holder, to such Nominee Holder) the share certificates representing the Shares acquired in the Primary Subscription, and, if applicable, pursuant to the Over-Subscription Privilege, along with a letter explaining the allocation of shares pursuant to the Over-Subscription Privilege. Any excess payment ("Excess Payment") to be refunded by the Fund to an Exercising Rights Holder who is not allocated the full amount of shares of Common Stock subscribed for pursuant to the Over-Subscription Privilege, shall be mailed by the Subscription Agent to such Exercising Rights Holder as described in Section 9(b) hereof.

5.  Transfer of Rights.

                   (a) Rights Holders who do not wish to exercise any or all of their Rights may instruct the Subscription Agent to sell any unexercised Rights by delivering to the Subscription Agent at least three Business Days prior to the Expiration Date Subscription Certificates representing the Rights to be sold with the appropriate instructions to sell the Rights. Upon timely receipt by the Subscription Agent of appropriate instructions to sell the Rights, the Subscription Agent shall use its best efforts to complete the sale. The Subscription Agent shall remit the proceeds of sale, net of any commissions to the appropriate Rights Holder. The Subscription Agent shall also use its best efforts to sell all Rights which remain unclaimed as a result of Subscription Certificates being returned by the postal authorities to the Subscription Agent as undeliverable as of the fourth Business Day prior to the Expiration Date and Rights of Foreign Stockholders who do not respond to the Agent by 12:00 Noon, New York City time, three Business Days prior to the Expiration Date. Such sales will be made, net of any commissions, on behalf of such Stockholders. The Subscription Agent will hold the proceeds from those sales for the benefit of
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such Stockholders until such proceeds are either claimed or escheat.

                   (b) The Subscription Agent may retain Oppenheimer & Co., Inc. ("Oppenheimer") to act as its broker in carrying out the sale on a best efforts basis of any Rights to be sold pursuant to Sections 3(c) and 5(a), provided the brokerage fees charged by Oppenheimer in connection with any such sales are not in excess of the usual and customary brokerage fees for such transactions. The Subscription Agent also may sell the Rights to Oppenheimer as principal provided that such sales are made at the then current market price for the Rights less an amount not in excess of the usual and customary brokerage fee that would have been payable had such sales been conducted through a broker.

                   (c) Rights Holders may transfer a portion of the Rights evidenced by a single Subscription Certificate (but in a number evenly divisible by three) by delivering to the Subscription Agent within at least one Business Day prior to the Expiration Date a Subscription Certificate properly endorsed for transfer, with instructions to register such portion of the Rights evidenced thereby in the name of the transferee and to issue a new Subscription Certificate to the transferee evidencing such transferred Rights. In such event, the Subscription Agent shall issue a new Subscription Certificate evidencing the balance of the Rights to the transferring Rights Holder or, if the transferring Rights Holder so instructs, to an additional transferee.

6.  Validity of Subscriptions.

                   Irregular subscriptions not otherwise covered by specific instructions herein shall be submitted to an appropriate officer of the Fund and handled in accordance with such officer's instructions. Such instructions will be documented by the Subscription Agent indicating the instructing officer and the date thereof.

7.  Over-Subscription Privilege.

                   Shares not subscribed for in the Primary Subscription will be offered, by means of the Primary Over-Subscription Privilege, to the Stockholders who have exercised all exercisable Rights issued to them and who wish to acquire more than the number of Shares for which the Rights issued to them are exercisable. Stockholders should indicate, on the Subscription Certificate submitted with respect to the exercise of the Rights issued to them, how many Shares they are willing to acquire pursuant to the Primary Over-Subscription Privilege. If a sufficient number of Shares remain, all over-subscriptions will be honored in full.

                   If subscriptions for Shares pursuant to the Primary Over-Subscription Privilege exceed the number of Shares
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available, the available Shares will be allocated, pursuant to the terms of the
Prospectus, first among Stockholders who subscribe for an aggregate of 100 or fewer Shares. Any Shares remaining thereafter will be allocated among all other Stockholders. In each case, if insufficient Shares are available to permit such allocation, Shares will be allocated pro rata among the Stockholders being prorated, based on the number of Shares such Stockholders subscribed for in the Primary Subscription relative to the aggregate number of Shares subscribed for in the Primary Subscription by all such Stockholders then being prorated.

                   Any Exercising Rights Holder is entitled to subscribe for Shares which are not otherwise subscribed for in the Primary Subscription or pursuant to the Primary Over-Subscription Privilege. Exercising Rights Holders should indicate, on the Subscription Certificate submitted with respect to the exercise of any Rights, how many Shares they are willing to acquire pursuant to the Secondary Over-Subscription Privilege. If sufficient Shares remain, all over-subscriptions by Exercising Rights Holders will be honored in full. If remaining Shares are insufficient to permit such allocation, such Shares will be allocated pro rata among Exercising Rights Holders being prorated, based on the number of Shares such Exercising Rights Holders subscribed for in the Primary Subscription relative to the aggregate number of Shares subscribed for in the Primary Subscription by all such Exercising Rights Holders then being prorated.

                   The percentage of Shares each over-subscribing Exercising Rights Holder may acquire may be rounded up or down to result in delivery of whole Shares. The Subscription Agent shall advise the Fund immediately upon the completion of the allocation set forth above as to the total number of Shares subscribed and distributable.

8.  Delivery of Share Certificates.

                   The Subscription Agent will deliver (i) certificates representing those Shares purchased pursuant to exercise of Primary Subscription Rights as soon as practicable after the corresponding Rights have been validly exercised and full payment for such Shares has been received and cleared and
(ii) certificates representing those Shares purchased pursuant to the exercise of the Over-Subscription Privilege as soon as practicable after the Expiration Date and after all allocations have been effected.

9.  Holding Proceeds of Rights Offering in Escrow.

                   (a) All proceeds received by the Subscription Agent from Rights Holders in respect of the exercise of Rights shall be held by the Subscription Agent, on behalf of the Fund, in a segregated, interest-bearing escrow account (the "Escrow
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Account"). Pending disbursement in the manner described in Section 4(d) above, funds held in the Escrow Account shall be invested by the Subscription Agent at the direction of the Fund.

                   (b) The Subscription Agent shall deliver all proceeds received in respect of the exercise of Rights (including interest earned thereon) to the Fund as promptly as practicable, but in no event later than seven Business Days after the end of the Protect Period. Proceeds held in respect of any Excess Payment shall be refunded to the appropriate Exercising Rights Holders within seven Business Days after the end of the Protect Period.

10. Reports.

                   (a) Daily, during the period commencing on the Record Date, until termination of the Subscription Period, the Subscription Agent will report by telephone or telecopier (by 12:00 Noon, New York City time), confirmed by letter, to a designated officer of the Fund, daily data regarding Rights exercised, the selling price of Rights, the total number of Shares subscribed for, payments received therefor, the number of Rights sold and the net proceeds thereof, bringing forward the figures from the previous day's report in each case so as to show the cumulative totals and any such other information as may be mutually determined by the Fund and the Subscription Agent.

                   (b) The Subscription Agent will inform the Dealer Manager orally, on each Business Day during the Subscription Period (to be followed by written confirmation), as to the number of Rights that have been exercised since its previous daily report to the Dealer Manager and, not later than 12:00 Noon (New York City time) on the third day after the end of the Protect Period, will provide the Dealer Manager with a written statement as to the total number of Rights exercised (separately setting forth the number of Rights exercised by Stockholders).

11. Loss or Mutilation.

                   If any Subscription Certificate is lost, stolen, mutilated or destroyed, the Subscription Agent may, on such terms which will indemnify and protect the Fund and the Subscription Agent as the Subscription Agent may in its discretion impose (which shall, in the case of a mutilated Subscription Certificate include the surrender and cancellation thereof), issue a new Subscription Certificate of like denomination in substitution for the Subscription Certificate so lost, stolen, mutilated or destroyed.

12. Compensation for Services.

                   The Fund agrees to pay to the Subscription Agent compensation for its services as such in accordance with its Fee Schedule attached, dated _____________, 1996, and attached hereto as Schedule A. The Subscription Agent agrees that such
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compensation shall include all services as Transfer Agent and Registrar provided in connection with the offering of the Rights. The Fund further agrees that it will reimburse the Subscription Agent for its reasonable out-of-pocket expenses incurred in the performance of its duties as such.

13. Instructions and Indemnification.

                   The Subscription Agent undertakes the duties and obligations imposed by this Agreement upon the following terms and conditions:

                   (a) The Subscription Agent shall be entitled to rely upon any instructions or directions furnished to it by an appropriate officer of the Fund, whether in conformity with the provisions of this Agreement or constituting a modification hereof or a supplement hereto. Without limiting the generality of the foregoing or any other provision of this Agreement, the Subscription Agent, in connection with its duties hereunder, shall not be under any duty or obligation to inquire into the validity or invalidity or authority or lack thereof of any instruction or direction from an officer of the Fund which conforms to the applicable requirements of this Agreement and which the Subscription Agent reasonably believes to be genuine and shall not be liable for any delays, errors or loss of data occurring by reason of circumstances beyond the Subscription Agent's control, including, without limitation, acts of civil or military authority, national emergencies, labor difficulties, fire, flood, catastrophe, acts of God, insurrection, war, riots or failure of the mails, transportation, communication or power supply.

                   (b) The Fund will indemnify the Subscription Agent and its nominees against, and hold it harmless from, all liability and expense which may arise out of or in connection with the services described in this Agreement or the instructions or directions furnished to the Subscription Agent relating to this Agreement by an appropriate officer of the Fund, except for any liability or expense which shall arise out of the negligence, bad faith or willful misconduct of the Subscription Agent or such nominees.

14. Changes in Subscription Certificate.

                   The Subscription Agent may, without the consent or concurrence of the Stockholders in whose names Subscription Certificates are registered, by supplemental agreement or otherwise, concur with the Fund in making any changes or corrections in a Subscription Certificate that it shall have been advised by counsel (who may be counsel for the Fund) is appropriate to cure any ambiguity or to correct any defective or inconsistent provisions or clerical omission or mistake or manifest error therein or herein contained, and which shall not be inconsistent with the provision of the Subscription
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Certificate except insofar as any such change may confer additional rights upon the Stockholders.

15. Assignment; Delegation.

                   (a) Except as provided in (c) below, neither this Agreement nor any rights or obligations hereunder may be assigned or delegated by either party without the written consent of the other party.

                   (b) This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns. Nothing in this Agreement is intended or shall be construed to confer upon any other person any right, remedy or claim or to impose upon any other person any duty, liability or obligation.

                   (c) The Subscription Agent may, without further consent on the part of the Fund, subcontract for the performance hereof with (i) Boston Financial Data Services, Inc., a Massachusetts corporation ("BFDS") which is duly registered as a transfer agent pursuant to Section 17(c)(1) of the Securities Exchange Act of 1934, as amended ("Section 17A(c)(1)"), or (ii) an affiliate of BFDS duly registered as a transfer agent pursuant to Section 17A(c)(1); provided, however, that the Subscription Agent shall be as fully responsible to the Fund for the acts and omissions of any subcontractor as it is for its own acts and omissions.

16. Governing Law.

                   The validity, interpretation and performance of this Agreement shall be governed by the laws of the State of New York.

17. Severability.

                   The parties hereto agree that, if any of the provisions contained in this Agreement shall be determined invalid, unlawful or unenforceable to any extent, such provisions shall be deemed modified to the extent necessary to render such provisions enforceable. The parties hereto further agree that this Agreement shall be deemed severable, and the invalidity, unlawfulness or unenforceability of any term or provision thereof shall not affect the validity, legality or enforceability of this Agreement or of any term or provision hereof.

18. Counterparts.

                   This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement.
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19. Captions.

                   The captions and descriptive headings herein are for the convenience of the parties only. They do not in any way modify, amplify, alter or give full notice of the provisions hereof.

20. Facsimile Signatures.

                   Any facsimile signature of any party hereto shall constitute a legal, valid and binding execution hereof by such party.

21. Further Actions.

                   Each party agrees to perform such further acts and execute such further documents as are necessary to effect the purposes of this Agreement.

22. Additional Provisions.

                   Except as specifically modified by this Agreement, the Subscription Agent's rights and responsibilities set forth in the Transfer Agency Services Agreement between the Fund and the Subscription Agent are hereby ratified and confirmed and continue in effect.
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                                             THE CZECH REPUBLIC FUND, INC.


                                             By:
                                                  ------------------------------
                                                  Alan H. Rappaport
                                                  Chairman of the Board


                                             STATE STREET BANK AND TRUST COMPANY


                                             By:
                                                  ------------------------------
                                                  Name:
                                                  Title: